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EXHIBIT F

                                               June 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Columbia Energy Group, File No. 70-9127

Dear Sirs:

                  As counsel for Columbia Energy Group ("Columbia"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiary companies, I deliver to you this opinion for filing as Exhibit F to the Application-Declaration referenced above. Briefly stated, Columbia is seeking authority to increase from $5 million to $55 million its investment, in one or more, direct or indirect, existing, or to-be-formed or to-be-acquired, non-utility subsidiaries, to expand its natural gas exploration and production program in Canada through 2001.

                  In connection with the above, I have examined:

                  (i)      the Application-Declaration, as amended; and
                  (ii) such other documents, records and matters of law as I deemed necessary to enable me to render this opinion;

                  Based upon the foregoing and relying thereupon, I am of the opinion that if the above referenced transactions are consummated in accordance with the Application-Declaration:

                  (i) all state and federal laws applicable to the proposed transactions will have been complied with; and
                  (ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Columbia, or by any associate company thereof.

                  I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                      Very truly yours,

                                      //s//Emanuel D. Strauss

                                      Columbia Energy Group Service Corporation